March 7, 2016

Justin Dobbie

Legal Branch Chief

Office of Transportation and Leisure

United States Securities and Exchange Commission

Mail Stop 3561

Washington, D.C. 20549

RE:      360 Sports, Inc.

            SEC Comment Letter dated February 5, 2016
            File No. 024-10517

Mr. Dobbie,

This letter is in response to the SEC comments letter we received from Ada D. Sarmento by email on February 5th, 2016. Our response is as follows:

Exhibits:

  We acknowledge your request to file the articles of incorporation with our next amendment
  We acknowledge your request to file our bylaws with our next amendment
  We acknowledge your request to file, as Exhibit 15 of our next amendment to Form 1-A, the response letter we submitted on January 25th. 2016

At this time, we do not have any committed participants that require clearing with FINRA. Therefore, no participants in our offering are required to clear its compensation arrangements with FINRA.

Per your request we acknowledge the following:

  Should the Commission or the staff, acting pursuant to delegated authority, qualify the filing, it does not foreclose the Commission from taking any action with respect to the filing;
  The action of the Commission or the staff, acting pursuant to delegated authority, in qualifying the filing, does not relieve the company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and
  The company may not assert staff comments and/or qualification as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Upon your satisfaction of review of this comment letter, we are graciously asking for your consideration of qualifying our offering statement at this time. Our filing is officially considered registered by New York State in accordance to New York General Business Law.  Specifically, New York General Business Law SS 359-e. 2. states:

"No dealer or broker shall sell or offer for sale to or purchase or offer to purchase from the public within or from this state, as principal, or broker, any securities issued or to be issued unless and until a notice, to be known as the "state notice", containing the name, business or post office address of such dealer or broker and if a corporation the state or country of incorporation thereof, and if a partnership the names of the partners, shall have been filed in the department of state."

Furthermore, 359-e. 9. states:

"A broker-dealer or salesman registration statement or any other document is filed when it is received in the New York City office of the attorney-general."

Additionally, New York General Business Law SS 359-e. 14. (d) states:

"The registration statement shall be effective for a period of one year from the date of filing."

Accordingly, I have attached proof of filing our registration statement with the New York Attorney General's office located in New York City as of Thursday, March 3, 2016.

If you should have any questions, please contact me at (646) 477-6733.

Thank you!

Robert F. Licopoli

Robert F. Licopoli
CEO
360 Sports, Inc.

Attachment: nycfilingreceipt.jpg

NEW YORK STATE DEPARTMENT OF LAW
INVESTMENT PROTECTION BUREAU
120 Broadway, 23rd Floor
New York, NY 10271-0332
1-800-771-7755
1-800-788-9898 TTY/TDD (for hearing impaired)
www.ag.ny.gov

NY FORM M-11

File Number ______________
(Found on fee receipt for original filing)

ISSUER STATEMENT

(Section 359-e General Business Law)

Issuer Name 360 Sports, Inc.

Principal Office Address 244 5th Avenue, Suite R260

New York (City) NY (State) 10001 (Zip Code)

Telephone Number 917-719-1360

Note: This form should not to be used by issuers engaged in any aspect of **real estate or mortgage financing** unless they also obtain a letter upon written application pursuant to General Business Law Section 352-e or 352-g. Theatrical Syndication must comply with Article 23 of the Arts and Cultural Affairs Law. Contact the Real Estate Finance Bureau regarding Intrastate offerings pursuant to § 359-ff.

1. Issuer is ✓ *an existing* or ___ *a proposed* ☑ corporation; ☐ general partnership; ☐ limited partnership; ☐ other (specify)__________ organized under the laws of __________ on __________.

2. The business of the issuer is (describe briefly): Sports Management Company

3. Issuer proposes to offer: ☑ stock; ☐ bonds; ☐ notes; ☐ partnership interests; ☐ other (specify)

4. The securities will be sold: ☑ by the partner(s), officer(s), director(s) or principal(s) of the issuer; ☐ by salespeople employed by issuer.
The securities will be sold on a best efforts basis? ☑ Yes ☐ No. If no, please explain.

5. Total amount of offering $ 20,000,000; ☑ offering literature attached; ☐ if not available, attach a letter of explanation.
Total anticipated offering expenses $ 0 consisting of: Selling: $ __________;
Other: $ __________.

6. State use of the net proceeds to be obtained: Use of proceeds for scaling our public offering including legal and accounting costs, additional filing fees, staff salary, technology including web and mobile app development.

STATE OF NEW YORK
ATTORNEY GENERAL
MANAGING CLERK'S OFFICE
RECEIVED
2016 MAR -3 PM 3:18

Please indicate where the fee receipt should be sent:	Filing Fee for Issuer Statement as follows:
☐ Attorney ☑ Issuer	If total amount of offering is $500,000 or less......... Fee is $ 300
360 Sports, Inc.	If total amount of offering is more than $500,000... Fee is $ 1,200
Attorney or Issuer Name	Make check payable to the NYS Department of Law.
244 5th Avenue, Suite R260	Payment by Attorney's check, company check, certified check, bank check or money order. Personal checks not accepted.
Street Address	
New York (City) NY (State) 10001 (Zip)	Send remittance to: Investment Protection Bureau, NYS Department of Law, 120 Broadway, 23rd Floor, New York, New York 10271

IPS M-11 (rev. 9/14)